January 25, 2005

Contact:	Geoffrey J. Hibner, Chief Financial Officer Mark A. Fleming, Director, Investor and Corporate Communications

BANTA REPORTS EXCELLENT FOURTH QUARTER AND 2004 RESULTS;
FOURTH QUARTER DILUTED EPS UP 15%, BEFORE 2003’s CHARGES

•	2004 full-year revenue increased to $1.52 billion compared with 2003's $1.42 billion. Fourth quarter 2004 revenue reached $402 million compared with the prior year’s $394 million.
•	Diluted earnings per share in 2004 increased to $2.67 compared with $1.81 in 2003, including the effect of special charges in 2003. Excluding special charges, 2004 diluted earnings per share increased 14 percent over 2003’s $2.34.
•	Fourth quarter 2004 diluted EPS reached 77 cents compared with 47 cents in the prior year’s fourth quarter, including special charges. Excluding special charges, 2004’s fourth quarter diluted EPS increased 15 percent over 2003’s 67 cents.

        MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported a strong finish to 2004, with significantly improved print performance boosting fourth quarter results. For the full year, the corporation reached all-time highs in both net earnings and diluted earnings per share, while 2004 revenue came in just shy of the corporation’s record set in 2000. Banta’s Print Sector reported strong gains in profitability for both the full year and fourth quarter, on increased revenue. The corporation’s Supply-Chain Management Sector reported an excellent 2004, achieving records in both revenue and profitability.

        Banta Corporation’s 2004 net earnings reached $68.0 million compared with $46.6 million the prior year, including 2003’s special charges. Excluding the special charges, 2004 net earnings rose 13 percent over 2003’s $60.1 million. 2004 diluted earnings per share increased to $2.67 compared with $1.81 in 2003, including special charges. Excluding the special charges, 2004 diluted EPS rose 14 percent over 2003’s $2.34. Revenue in 2004 reached $1.52 billion, compared with the prior year’s $1.42 billion.

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        The special charges affecting 2003’s pretax results, related primarily to restructuring activities, totaled $21.6 million ($13.5 million, or 53 cents per diluted share, after tax). There were no special charges in 2004.

        Fourth quarter net earnings were $19.6 million, compared with $12.2 million in 2003’s fourth quarter, including special charges. Excluding the special charges, 2004 fourth quarter net earnings increased 13 percent over the prior year’s $17.5 million. Diluted earnings per share for the fourth quarter reached 77 cents, compared with 47 cents the prior year, including special charges. Excluding the special charges, 2004 fourth quarter diluted EPS rose 15 percent over the 67 cents reported in the same period in 2003. Revenue in 2004’s fourth quarter was $402 million compared with $394 million in 2003.

        Chairman, President and Chief Executive Officer Stephanie A. Streeter said the strong 2004 results were achieved through a combination of productivity improvements, spending and cost controls, and an encouraging rebound in the commercial print markets. “Our catalog and direct marketing print businesses experienced significant turnarounds from the prior year,” notes Streeter. “The markets were stronger, boosting plant utilization, and our major productivity initiatives, which included last year’s restructuring, drove costs down and profitability up.” The primary elements of the 2003 restructuring were the closing of Banta’s catalog plant in St. Paul, MN, and its supply-chain management facility in Dublin, Ireland.

        “Our Supply-Chain Management Sector turned in another record year, with continuing strong volumes from our existing customers, new customer wins, higher productivity and improved facility utilization,” said Streeter. “We achieved an outstanding year-over-year revenue gain in 2004, and the fourth quarter was the second best quarter in the history of our Supply-Chain Management Sector. Our momentum continues in that important growth business.”

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        The following tables provide a reconciliation between net earnings and diluted earnings per share reported in accordance with generally accepted accounting principles (GAAP), and earnings and diluted earnings per share excluding special charges, for the three- and 12-month fiscal periods ended January 1, 2005, and January 3, 2004:

	3 Months Ended		12 Months Ended
Net Earnings (dollars in millions)	2004	2003	2004	2003
GAAP net earnings, as reported	$ 19.6	$ 12.2	$ 68.0	$ 46.6
Restructuring charge	--	5.3	--	10.6
Litigation settlement	--	--	--	2.9

Earnings excluding special charges	$ 19.6	$ 17.5	$ 68.0	$ 60.1

Diluted Earnings per Share (EPS)
GAAP diluted EPS, as reported	$ 0.77	$ 0.47	$ 2.67	$ 1.81
Restructuring charge	--	0.20	--	0.42
Litigation settlement	--	--	--	0.11

Diluted EPS excluding special charges	$ 0.77	$ 0.67	$ 2.67	$ 2.34

OPERATING HIGHLIGHTS

•	Banta’s Supply-Chain Management Sector reported a strong 2004 with revenue of $412 million, 15 percent above 2003’s $359 million. 2004 operating earnings were $46.7 million, 3 percent above the prior year’s $45.4 million, before last year’s pretax special charges of $9.6 million. Fourth quarter revenue of $107 million was 6 percent lower than the $114 million reported for the same period in 2003. Operating earnings were $12.7 million in the most recent quarter, compared with $16.2 million reported in 2003’s fourth quarter, before 2003’s fourth quarter pretax restructuring charges of $3.6 million. “As we anticipated, our revenue and operating earnings in the fourth quarter were below those in the prior year’s outstanding fourth quarter. However, it was still a very good quarter as we maintained strong operating margins, and continued to gain additional opportunities with both new and existing customers,” says Streeter. “Our supply-chain management business recorded a strong 2004, further improving upon 2003’s outstanding performance. Over the past two years this business has generated increases of 41 percent in revenue and 68 percent in operating earnings, before charges.”

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•	2004 Print Sector revenue was $1.0 billion, a 5 percent increase over 2003’s $959 million. Operating earnings for the year reached $79.1 million, 19 percent higher than 2003’s $66.7 million, before pretax restructuring charges of $12.0 million. Fourth quarter revenue of $269 million increased 7 percent compared with the $252 million recorded in the fourth quarter of 2003. 2004 fourth quarter operating earnings climbed 36 percent to $22.3 million, compared with $16.4 million in 2003’s fourth quarter, before pretax restructuring charges of $4.8 million.
o	The catalog division delivered large profitability gains for both the full year and fourth quarter. Revenue for the quarter increased 10 percent, however it declined for the year due to the closing of the St. Paul, MN, catalog plant in the third quarter of 2003, which reduced 2004 print capacity. The prior year’s restructuring, continuing productivity efforts, improved market conditions and a more targeted pursuit of catalogers requiring additional value-added services helped fuel the division’s 2004 performance.
o	Banta’s direct marketing division also achieved a significant turnaround in 2004. It recorded double-digit increases in revenue for both the full year and fourth quarter. Although the rebound in direct mail activities began in 2003’s fourth quarter, making financial comparisons more challenging, operating earnings for 2004’s fourth quarter still nearly doubled, before 2003’s special charges. For the full year, operating earnings almost tripled, before special charges. Strong market demand for Banta’s in-line print personalization services, improved facility utilization, solid productivity advances and some pricing stability combined to produce the outstanding improvement in this division.
o	The corporation’s publications division reported increases in both 2004 revenue and operating earnings. Fourth quarter revenue increased modestly, while profitability declined due to pricing, lower material margins and an unexpected storm-related production interruption. For the year, the division benefited from market share gains, strong customer retention, and a healthier advertising environment, which helped boost Banta’s 2004 magazine page counts by nearly 3 percent over the prior year.

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o	The Banta book division had a good finish to the year, recording a double-digit increase in fourth quarter operating earnings. Revenue for the quarter increased modestly. For the full year, the division reported a single-digit increase in revenue and operating earnings comparable to the prior year, before special charges, as pricing pressures constrained results for most of 2004. Trade book activity and revenue both increased for the year. The literature management business recorded improved 2004 revenue and lower earnings due to one-time expenses related to facility and organizational changes, as the business was separated from the book division to allow a more focused approach to its higher-growth market.
•	Banta’s single-use healthcare products business reported 2004 revenue slightly above the prior year, while operating earnings declined due to pricing pressures and higher raw material costs; principally paper, tissue and resin. For the fourth quarter, revenue was 5 percent below 2003’s final quarter and profitability was flat.

        “I am very pleased with our achievements this past year,” notes Streeter. “We delivered record profitability and positioned ourselves to reach even greater heights in the year ahead. We have accelerated our productivity efforts, tightened our focus on specific market segments, and prepared ourselves to capitalize on market opportunities in 2005, particularly in educational print, specialty magazines and supply-chain management.”

        With a continued favorable economic climate, Banta management believes that 2005 revenue can grow in the range of 5 percent to 7 percent, compared with results in 2004. Diluted earnings per share, including the effect of a continued reduction in the corporation’s effective annual tax rate to approximately 32 percent, are expected to grow from 2004’s results of $2.67 at a rate of 12 percent to 20 percent, or to a range of $3.00 to $3.20. This estimate excludes the effects of expensing stock options required under Financial Accounting Standards Board Statement No.123 (R), “Share-Based Payment,” beginning in the third quarter of 2005.

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        Banta will host a conference call to discuss its fourth quarter and year-end results on Wednesday, Jan. 26 at 9:00 a.m. CST (10:00 a.m. EST). This call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to many of the world’s largest companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended December		12 Months Ended December
	2004	2003	2004	2003
Revenues:
Printing and Supply-Chain Services	$375,740	$365,949	$1,422,184	$1,318,126
Product Sales	26,471	27,772	101,068	100,371

Total Revenues	402,211	393,721	1,523,252	1,418,497
Cost of Printing and Supply-Chain Services	294,177	287,917	1,115,761	1,033,281
Cost of Products Sold	21,799	22,265	83,633	79,832

Gross Profit	86,235	83,539	323,858	305,384
SG&A Expense	55,245	53,860	214,758	202,216
Restructuring Charge	--	8,435	--	16,952
Litigation Settlement	--	--	--	4,602

Earnings from Operations	30,990	21,244	109,100	81,614
Other Income (Expense)
Interest Expense	(1,274)	(1,959)	(6,248)	(8,420)
Interest Income	620	597	2,159	2,353
Other, net	(130)	(725)	419	(1,133)

Earnings before Income Taxes	30,206	19,157	105,430	74,414
Provision for Income Taxes	10,575	7,000	37,425	27,800

Net Income	$19,631	$12,157	$68,005	$46,614

Basic Earnings per Share	$0.79	$0.47	$2.71	$1.83
Diluted Earnings per Share	$0.77	$0.47	$2.67	$1.81
Average Shares Outstanding:
Basic	24,987	25,792	25,123	25,500
Diluted	25,344	26,113	25,508	25,743
Composite Tax Rate	35.0%	36.5%	35.5%	37.4%

SEGMENT INFORMATION

	3 Months Ended December		12 Months Ended December
Net Sales	2004	2003	2004	2003
Printing Services	$268,578	$252,056	$1,010,100	$959,287
Supply-Chain Management Services	107,162	113,893	412,084	358,839
Healthcare Products	26,471	27,772	101,068	100,371

	$402,211	$393,721	$1,523,252	$1,418,497

Earnings from Operations
Printing Services	$22,265	$11,644	$79,052	$54,711
Supply-Chain Management Services	12,688	12,534	46,716	35,828
Healthcare Products	3,206	3,160	10,594	12,075

Segment earnings from operations	38,159	27,338	136,362	102,614
Unallocated corporate expenses	(7,169)	(6,094)	(27,262)	(21,000)
Interest expense	(1,274)	(1,959)	(6,248)	(8,420)
Interest income	620	597	2,159	2,353
Other expense	(130)	(725)	419	(1,133)

Earnings before income taxes	$30,206	$19,157	$105,430	$74,414

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Jan. 1, 2005	Jan. 3, 2004
Cash and short-term investments	$133,093	$181,112
Receivables	263,087	234,219
Inventories	102,892	75,150
Other current assets	25,169	32,685

Total current assets	524,241	523,166

Plant and equipment, net	288,127	286,347
Other assets	93,205	86,559

Total Assets	$905,573	$896,072

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$105,656	$112,392
Other accrued liabilities	92,356	87,337
Current maturities of long-term debt	25,594	24,122

Total current liabilities	223,606	223,851

Long-term debt	62,333	87,712
Deferred income taxes	25,623	14,793
Other noncurrent liabilities	56,045	56,287
Shareholders' investment	537,966	513,429

Total Liabilities and Shareholders' Investment	$905,573	$896,072

Statement of Cash Flows	12 Months Ended December
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$68,005	$46,614
Adjustments to reconcile net earnings to
net cash provided
Depreciation and amortization	59,943	63,848
Deferred income taxes	11,863	4,804
Tax benefit from the exercise of stock options	2,460	3,247
Gain on sale of fixed assets	(1,242)	(281)
Change in assets and liabilities	(56,482)	(7,773)
Other	237	--

Cash provided by operating activities	84,784	110,459

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(65,175)	(70,677)
Proceeds from sale of fixed assets	5,351	120
Acquisition of business	--	(2,379)

Cash used for investing activities	(59,824)	(72,936)

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt, net	(23,908)	(19,032)
Dividends paid	(17,245)	(16,745)
Proceeds from exercise of stock options	3,845	11,383
Repurchase of common stock	(44,353)	--

Cash used for financing activities	(81,661)	(24,394)

Effect of exchange rate changes on cash
and cash equivalents	8,682	13,147

Net (decrease) increase in cash	$(48,019)	$26,276